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                                                                    Exhibit 23.2

                         Consent of Independent Auditors

The Board of Directors
Wave Systems Corp.

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated March 14, 1997, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                /s/ KPMG Peat Marwick LLP

New York, New York
March 20, 1997